EXHIBIT 1

To the Holders of
Trust Investment Enhanced Returned Securities
Corporate Bond-Backed Certificates, TIERS TENS
Certificates Trust LTR 1998-4.
CUSIP 871928BH9


Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, as Trustee for the TIERS Corporate Bond-Backed Certificates Trust, Series LTR, hereby gives notice with respect to the Distribution occurring on April 17, 2000 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders of each class of Certificates on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount per $1,000 original face amount of securities, is:


Class            Principal      Interest        Total Distribution

Amortizing Class $0.00         $350,000           $350,000.00


2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.00

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $10,000,000 aggregate principal amount of Loews Corporation 7% Senior Notes due October 15, 2023 (the "Term Assets")are held for the above trust. The Term Assets are currently rated Baa1 by Moody's Investors Service, Inc. and BBB+ by Standard and Poor's Rating Group.

5. The Aggregate Certificate Principal Balance of Certificates at the close of business on the Distribution Date is:

     Class                     Principal Balance
     Amortizing Class          $10,000,000.00



                      U.S. BANK TRUST NATIONAL ASSOCIATION